Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, 333-87791) on Form S-8 of our reports dated December 11, 2009, relating to the consolidated financial statements of Keynote Systems, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements includes an explanatory paragraph relating to the Company’s adoption of ASC 740-10, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”), appearing in the Annual Report on Form 10-K of Keynote Systems, Inc. for the year ended September 30, 2009.
/s/ DELOITTE & TOUCHE LLP

San Jose, California
December 11, 2009